Provident Bank CFO Lyons to Retire After Long, Successful Career A search to name a successor is currently underway. ISELIN, NJ (January 13, 2026): Provident Bank, a leading New Jersey-based financial institution, announced today the planned retirement of Thomas M. Lyons, Senior Executive Vice President and Chief Financial Officer of Provident Financial Services and Provident Bank, which is expected to occur upon the earlier of June 30, 2026, or the appointment of his successor. Mr. Lyons will continue to serve in these roles until his successor’s appointment. Following the selection of a successor, he will continue in an advisory capacity to assist with the transition. Provident Bank has initiated a nationwide search for a replacement, engaging an executive search firm to assist in the process. “Tom’s commitment to delivering top-tier financial performance and creating long-term shareholder value has been an integral part of our journey to become the leading super community bank in our region,” said Anthony Labozzetta, President & CEO. “I am grateful for his strategic leadership, valued partnership, and tireless commitment to our organization. He leaves a long lasting positive impact on our company, team members, and shareholders. On behalf of the board and all of us at Provident Bank, we wish Tom a heartfelt thank you and all the best for this next chapter of his life!” Mr. Lyons has served as Chief Financial Officer of Provident Bank since 2011 and has played a key role in the bank’s growth and performance. He joined Provident through the merger with First Savings Bank in 2004, which enabled Provident to grow to $6 billion in assets at that time. Today, Provident Bank has grown to nearly $25 billion in assets, and is serving businesses and consumers in New Jersey, New York, and Pennsylvania. “It has been a great privilege to serve as Provident’s chief financial officer for the past 17 years and to work alongside Tony and our talented and dedicated team of banking professionals,” said Mr. Lyons. “Together, we have realized significant accomplishments, navigated numerous challenges and built a strong foundation for the future. Provident is well-positioned to continue generating sustainable, profitable growth and building long-term value for our shareholders.” ###

About Provident Bank Founded in Jersey City in 1839, Provident Bank is the oldest community-focused financial institution based in New Jersey and is the wholly owned subsidiary of Provident Financial Services, Inc. (NYSE:PFS). With assets of $24.83 billion as of September 30, 2025, Provident Bank offers a wide range of customized financial solutions for businesses and consumers with an exceptional customer experience delivered through its convenient network of more than 140 branches across New Jersey and parts of New York and Pennsylvania, via mobile and online banking, and from its customer contact center. The bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company, and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc. To learn more about Provident Bank, go to www.provident.bank or call our customer contact center at 800.448.7768. Media Contact: Keith Buscio Keith.Buscio@provident.bank